FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

•Earnings of $2.53 Per Share
•Closings of 6,876 Homes Generated Home Sale Revenues of $3.9 Billion
•Home Sale Gross Margin of 24.8%
•Net New Orders Totaled 6,208 Homes with a Value of $3.5 Billion
•Unit Backlog Increased 4% to 10,298 Homes; Backlog Value Increased 3% to $6.4 Billion
•Repurchased $350 Million of Common Shares in the Quarter

ATLANTA - Oct. 22, 2026 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2026. For the quarter, the Company reported net income of $476 million, or $2.53 per share. In the prior year period, the Company reported net income of $586 million, or $2.96 per share.

“With homebuying demand increasingly pressured by rising mortgage rates, widespread inflation, and global unrest, we continue to benefit from our diversified operating platform and consistent strategies for delivering superior returns over the housing cycle,” said PulteGroup President and CEO, Ryan Marshall. “With more than 60% of our business now comprised of more profitable move-up and active-adult homebuyers, our strong gross margins were instrumental to driving third quarter earnings of $2.53 per share.

“The rapid increase in interest rates has stretched affordability even further, made selling an existing home even harder, and has pushed even more consumers to the sidelines,” added Mr. Marshall. “Within this environment, we continue to appropriately balance the price and pace of home sales, align production accordingly, and remain disciplined in our allocation of capital.”

Third Quarter Results

The Company generated home sale revenues in the third quarter of $3.9 billion, a decrease of 9% from home sale revenues of $4.2 billion realized in the prior year period. Home sale revenues in the third quarter reflect a 9% decrease in closings to 6,876 homes, in combination with a 1% decrease in the average sales price of homes closed to $561,000.

In the third quarter, the Company reported home sale gross margin of 24.8%, compared with 26.2% in the comparable prior year period. The Company’s reported third quarter gross margin is inclusive of $26 million, or approximately 70 basis points, of land impairments recorded in the period. Third quarter SG&A expenses were $397 million, or 10.3% of home sale revenues, compared with $401 million, or 9.4%, in last year’s third quarter.

Third quarter net new orders totaled 6,208 homes, which is down 6% from the prior year’s net new orders of 6,638 homes. The value of net new orders in the third quarter was $3.5 billion, compared with $3.6 billion in the third quarter of last year. For its third quarter, the Company’s average community count totaled 1,077, or an increase of 7% from the prior year period.

At the end of the third quarter, the Company’s backlog was 10,298 homes with a value of $6.4 billion. The Company ended last year’s third quarter with a backlog of 9,888 homes with a value of $6.2 billion.

In the third quarter, the Company's financial services operations generated pre-tax income of $46 million, which is comparable with the prior year period. Mortgage capture rate in the quarter was 85%, up from 84% in the prior year period.

PulteGroup repurchased 2.8 million of its common shares in the third quarter for $350 million, or an average price of $124.70 per share. Through the first nine months of 2026, the Company repurchased 8.4 million common shares, or 4% of shares outstanding, for $1.0 billion, or an average price of $123.51 per share. The Company ended the quarter with $1.4 billion of cash and a debt-to-capital ratio of 12%.

A conference call discussing PulteGroup's third quarter 2026 results is scheduled for Thursday, October 22, 2026, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “continue,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry conditions or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; supply shortages and the cost of labor and building materials; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; disruptions associated with epidemics, pandemics or other serious public health threats (as well as fear of such events), and the measures taken to address it; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, Explore by Del Webb, and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; and jwhomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues:
Homebuilding
Home sale revenues	$3,859,030	$4,248,375	$10,973,638	$12,265,619
Land sale and other revenues	7,790	53,169	116,025	140,345
	3,866,820	4,301,544	11,089,663	12,405,964
Financial Services	107,026	103,255	275,712	295,241
Total revenues	3,973,846	4,404,799	11,365,375	12,701,205

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,901,856)	(3,133,548)	(8,258,644)	(8,968,112)
Land sale and other cost of revenues	(5,046)	(48,062)	(100,322)	(129,504)
	(2,906,902)	(3,181,610)	(8,358,966)	(9,097,616)

Financial Services expenses	(61,468)	(58,897)	(181,306)	(173,478)
Selling, general, and administrative expenses	(397,198)	(400,681)	(1,160,497)	(1,184,472)
Equity income (loss) from unconsolidated entities, net	(2,772)	2,422	2,069	3,333
Other income, net	19,700	1,755	30,366	7,110
Income before income taxes	625,206	767,788	1,697,041	2,256,082
Income tax expense	(149,479)	(181,954)	(402,315)	(538,967)
Net income	$475,727	$585,834	$1,294,726	$1,717,115

Per share:
Basic earnings	$2.55	$2.98	$6.84	$8.62
Diluted earnings	$2.53	$2.96	$6.79	$8.55
Cash dividends declared	$0.26	$0.22	$0.78	$0.66

Number of shares used in calculation:
Basic	186,633	196,536	189,353	199,258
Effect of dilutive securities	1,205	1,605	1,239	1,548
Diluted	187,838	198,141	190,592	200,806

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	September 30, 2026	December 31, 2025

ASSETS

Cash and equivalents	$1,369,902	$1,980,869
Restricted cash	38,125	27,907
Total cash, cash equivalents, and restricted cash	1,408,027	2,008,776
House and land inventory	14,090,509	12,925,413
Residential mortgage loans available-for-sale	433,947	613,665
Investments in unconsolidated entities	141,741	167,342
Other assets	2,303,038	2,217,483
Goodwill	40,377	40,377
Other intangible assets	21,973	26,210
Deferred tax assets	45,294	49,157
	$18,484,906	$18,048,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$747,157	$724,885
Customer deposits	515,886	387,837
Deferred tax liabilities	469,179	448,493
Accrued and other liabilities	1,464,582	1,338,330
Financial Services debt	383,245	532,338
Notes payable	1,808,896	1,631,098
	5,388,945	5,062,981
Shareholders' equity	13,095,961	12,985,442
	$18,484,906	$18,048,423

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Nine Months Ended
	September 30,
	2026	2025
Cash flows from operating activities:
Net income	$1,294,726	$1,717,115
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	24,524	51,921
Land-related charges	65,030	69,811
Loss on debt retirement	2,637	—
Depreciation and amortization	76,626	75,549
Equity income from unconsolidated entities, net	(2,069)	(3,333)
Distributions of income from unconsolidated entities	4,758	3,060
Share-based compensation expense	44,718	43,221
Other, net	(21,494)	(739)
Increase (decrease) in cash due to:
Inventories	(1,149,355)	(635,860)
Residential mortgage loans available-for-sale	179,718	143,516
Other assets	(127,060)	(203,007)
Accounts payable, accrued and other liabilities	244,207	(161,132)
Net cash provided by operating activities	636,966	1,100,122
Cash flows from investing activities:
Capital expenditures	(78,221)	(91,401)
Investments in unconsolidated entities	(45,773)	(9,171)
Distributions of capital from unconsolidated entities	21,564	45,669
Proceeds from asset dispositions	90,587	2,799
Other investing activities, net	3,000	(12,000)
Net cash used in investing activities	(8,843)	(64,104)
Cash flows from financing activities:
Proceeds from debt issuance	794,784	—
Repayments of notes payable	(612,691)	(9,163)
Financial Services repayments, net	(149,093)	(122,683)
Debt issuance costs	(23,411)	(1,446)
Proceeds from liabilities related to consolidated inventory not owned	26,558	25,643
Payments related to consolidated inventory not owned	(31,633)	(32,981)
Share repurchases	(1,031,567)	(900,000)
Excise tax on share repurchases	(11,482)	(11,550)
Cash paid for shares withheld for taxes	(39,557)	(24,303)
Dividends paid	(150,780)	(133,658)
Net cash used in financing activities	(1,228,872)	(1,210,141)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(600,749)	(174,123)
Cash, cash equivalents, and restricted cash at beginning of period	2,008,776	1,653,680
Cash, cash equivalents, and restricted cash at end of period	$1,408,027	$1,479,557

Supplemental Cash Flow Information:
Interest paid, net	$10,760	$12,904
Income taxes paid, net	$410,565	$533,574

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
HOMEBUILDING:
Home sale revenues	$3,859,030	$4,248,375	$10,973,638	$12,265,619
Land sale and other revenues	7,790	53,169	116,025	140,345
Total Homebuilding revenues	3,866,820	4,301,544	11,089,663	12,405,964

Home sale cost of revenues	(2,901,856)	(3,133,548)	(8,258,644)	(8,968,112)
Land sale and other cost of revenues	(5,046)	(48,062)	(100,322)	(129,504)
Selling, general, and administrative expenses	(397,198)	(400,681)	(1,160,497)	(1,184,472)
Equity income (loss) from unconsolidated entities, net	(2,772)	2,422	959	2,083
Other income, net	19,700	1,755	30,366	7,110
Income before income taxes	$579,648	$723,430	$1,601,525	$2,133,069

FINANCIAL SERVICES:
Income before income taxes	$45,558	$44,358	$95,516	$123,013

CONSOLIDATED:
Income before income taxes	$625,206	$767,788	$1,697,041	$2,256,082

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Home sale revenues	$3,859,030	$4,248,375	$10,973,638	$12,265,619

Closings - units
Northeast	363	408	955	1,198
Southeast	1,305	1,444	3,903	4,039
Florida	1,904	1,932	5,468	5,464
Midwest	1,197	1,313	3,347	3,675
Texas	989	1,073	2,976	3,330
West	1,118	1,359	3,326	4,045
	6,876	7,529	19,975	21,751
Average selling price	$561	$564	$549	$564

Net new orders - units
Northeast	316	371	1,156	1,159
Southeast	1,132	1,354	3,997	4,115
Florida	1,823	1,721	6,144	5,363
Midwest	1,130	1,144	3,824	3,804
Texas	862	938	3,173	3,267
West	945	1,110	3,484	3,778
	6,208	6,638	21,778	21,486
Net new orders - dollars	$3,498,584	$3,639,690	$12,147,961	$12,005,455

Unit backlog
Northeast			708	576
Southeast			1,845	1,988
Florida			3,097	2,694
Midwest			2,082	1,931
Texas			988	885
West			1,578	1,814
			10,298	9,888
Dollars in backlog			$6,444,435	$6,234,554

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
MORTGAGE ORIGINATIONS:
Origination volume	4,438	4,782	13,056	14,037
Origination principal	$1,920,110	$2,054,441	$5,599,429	$6,085,214
Capture rate	84.6%	84.4%	84.9%	85.1%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Interest in inventory, beginning of period	$125,299	$136,624	$122,327	$139,960
Interest capitalized	29,550	26,139	85,874	78,360
Interest expensed	(28,627)	(31,199)	(81,979)	(86,756)
Interest in inventory, end of period	$126,222	$131,564	$126,222	$131,564

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	September 30, 2026	December 31, 2025
Notes payable	$1,808,896	$1,631,098
Shareholders' equity	13,095,961	12,985,442
Total capital	$14,904,857	$14,616,540
Debt-to-capital ratio	12.1%	11.2%

Notes payable	$1,808,896	$1,631,098
Less: Total cash, cash equivalents, and restricted cash	(1,408,027)	(2,008,776)
Total net debt	$400,869	$(377,678)
Shareholders' equity	13,095,961	12,985,442
Total net capital	$13,496,830	$12,607,764
Net debt-to-capital ratio	3.0%	(3.0)%